Exhibit 22

  Contact:  Rudolph A. Lutterschmidt
            (610) 834-9600

                              FOR IMMEDIATE RELEASE
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                    STOCKHOLDERS OF NOCOPI TECHNOLOGIES, INC.
                          ELECT NEW BOARD OF DIRECTORS

                 NEW BOARD ELECTS MICHAEL FEINSTEIN AS CHAIRMAN

West Conshohocken, Pa. December 21, 1999/PRNewswire. Nocopi Technologies,
Inc. (OTC Bulletin Board: "NNUP") today announced that its stockholders elected a new board of directors at the Company's Annual Meeting on December 15, 1999. Based on preliminary results of the voting announced at the Annual Meeting, the stockholders elected Michael Feinstein, Arshavir Gundjian, Richard Levitt, Waldemar Maya, Jr., Steven Pinsk and Joel Pinsky to serve as directors until the next annual meeting of the Company's stockholders. The final tabulation of the election results are expected to be available within one week to ten days.

Of the directors elected, all except for Mr. Gundjian were nominated by the Nocopi Committee To Maximize Our Return on Equity (NoMore), a stockholders committee formed by Michael Feinstein and others to replace the Company's former board of directors whose leadership of the Company was perceived to be ineffective.

At a meeting of the Board of Directors held immediately after the stockholders meeting, the new Board of Directors elected Michael Feinstein to serve as the Company's Chairman. Mr. Feinstein said, "The election results confirm NoMore's belief that the Company's stockholders wanted fundamental change in the way the Company is managed. The Company's new board of directors is committed to improving the Company's results and enhancing stockholder value. It will act quickly to assess the Company's strengths and weaknesses and to determine a new direction for the Company. In the near term, it will cut operating costs wherever possible in order to preserve the Company's resources during the necessary period of assessment."

Nocopi Technologies, Inc. was founded in 1984 and is based in West
Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies including invisible ink and reactive thread.


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FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 under the caption "Risk Factors"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.




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